Exhibit 99.2
SMITH MICRO SOFTWARE, INC. STRENGTHENS ITS BOARD OF
DIRECTORS WITH REAPPOINTMENT OF
GREGORY J. SZABO
ALISO VIEJO, CA, July 28, 2011 — William W. Smith, Jr., Chairman of the Board of Directors, President and CEO of Smith Micro Software, Inc. (NASDAQ: SMSI), today announced the reappointment of Gregory J. Szabo to its Board of Directors effective July 27, 2011. Mr. Szabo currently serves as President and CEO of Ertek Inc. and on the Board of Advisories at Across Techs, LLC. Mr. Szabo brings more than 30 years of wireless communications experience to his role on the Board of Directors for Smith Micro Software, and holds bachelor of science and master of science degrees in electrical engineering from Ohio University.
“We are delighted to have Greg rejoin our board of directors,” said Mr. Smith. “His exceptional experience and strong track record in the wireless sector and as a former Smith Micro board member will once again prove valuable to our shareholders.”
“I am honored by this reappointment and am motivated by our past successes together,” said Mr. Szabo. “This is an extraordinary opportunity to help achieve the goals of Smith Micro and I am committed to providing continued support and counsel to the board, the company and its shareholders.”
About Smith Micro Software, Inc.:
Smith Micro Software, Inc. creates new possibilities by developing mobile applications and solutions to solve customer problems. Through our insight into the market, we develop new applications that put you in control of your digital lifestyle. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions.
To complete Smith Micro’s solutions, the company also provides server software applications and services to help its customers manage their software investments.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s quarterly revenues guidance, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and services and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies and mobile communications products, customer acceptance of those technologies and products, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software providers. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

INVESTOR RELATIONS INQUIRIES:
Thomas P. Matthews	Charles Messman, Todd Kehrli
Smith Micro Software, Inc.	MKR Group
Chief Strategy Officer	+1 (323) 468-2300
+1 (949) 362-5800	smsi@mkr-group.com